Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

ADS PLACE PHASE III, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

and

CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

3075 LOYALTY CIRCLE

COLUMBUS, OHIO

Effective Date: June 28, 2018

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is made to be effective as of June 28, 2018 (the “Effective Date”), by and between ADS PLACE PHASE III, LLC, a Delaware limited liability company (“Seller”), and CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Broker” shall mean GFI Realty Services, LLC.

“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday on which banks are closed in the State of Ohio (the “State”) in which the Property is located. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.

“Buyer’s Costs” shall mean all of Buyer’s documented out-of-pocket expenses, not to exceed $150,000.00, in connection with the negotiation of this Agreement, Buyer’s due diligence investigations and its pursuit of any financing with respect to its acquisition of the Property.

“Buyer’s Knowledge Parties” shall mean Ken Carpenter.

“Buyer’s Representatives” shall mean Buyer and any officers, directors, employees, agents, consultants, representatives and attorneys of Buyer or any direct or indirect owner of any beneficial interest in Buyer, but only if the same conduct due diligence or are otherwise involved in the Transaction.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean the day that the Transaction closes, as may be extended by the terms of this Agreement, but which date shall not be later than the Scheduled Closing Date.

“Closing Documents” shall mean all documents executed and delivered by Buyer and Seller as required by Section 6.2 and Section 6.3, respectively, or as otherwise executed and delivered by Buyer or Seller as part of the Closing.

“Contracts” shall mean all service, maintenance and operations contracts, equipment leases, and other agreements relating to the Real Property that are described in Exhibit B attached hereto, together with any additional contracts, equipment leases and agreements and any modifications of any of the foregoing that are entered into in accordance with the terms of Section 8.1.

“deemed to know” (or words of similar import) shall have the following meaning: Buyer shall be “deemed to know” any fact, circumstance or information or shall have “deemed knowledge” of the same to the extent (a) any of Buyer’s Knowledge Parties has actual knowledge of a particular fact or circumstance or information that is inconsistent with any Seller’s Warranty, or (b) this Agreement, the Closing Documents executed by Seller, the documents and materials with respect to the Property delivered or made available to any of Buyer’s Knowledge Parties in connection with the Transaction, any estoppel certificate executed by any tenant of the Property, or any reports prepared or obtained by any of Buyer’s Knowledge Parties in connection with Buyer’s due diligence discloses a particular fact or circumstance or contains information which is inconsistent with any Seller’s Warranty. For purposes of this Agreement, documents and materials shall be deemed to have been “made available” to Buyer’s Knowledge Parties only if the same are located at a designated physical or on-line location to which Buyer has unlimited access.

“Deposit” shall mean Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), together with any interest earned thereon.

“Escrow Agent” shall mean First Nationwide Title, whose mailing address is 220 East 42nd Street, Suite 3105, New York, New York 10017, Attention: James Cosolito (telephone number: (646) 386-2660, e-mail address: james.cosolito@amtrustgroup.com).

“Guarantor” shall mean Alliance Data Systems Corporation.

“Guaranty” shall mean that certain Guaranty dated as of January 6, 2016 made by Guarantor in favor of Seller.

“Intangible Property” shall mean:

(a)	the Contracts;

(b)

all licenses, contract rights, permits, authorizations, consents, variances, waivers, approvals, occupancy certificates and the like, from any governmental authority with respect to the Real Property or affecting the operation of the improvements thereon to the extent that Seller’s interest in the same are or may be transferable or assignable by Seller;

(c)	any guaranties and warranties in effect as of the date hereof with respect to any portion of the Real Property or the personal property conveyed to Buyer by Seller concurrently herewith; and

(d)

any and all building an property names, logos, signs, trade names and trade styles, any and all trademarks owned by Seller in connection with the Property, and any URL, websites and domain names used in connection with operating the Property.

“Laws” shall mean all municipal, county, State or federal statutes, codes, ordinances, laws, rules or regulations.

“Lease” shall mean that certain Lease Agreement dated as of January 6, 2016, by and between Seller and Tenant, as amended by that certain (i) First Amendment to Lease Agreement dated as of April 20, 2016, (ii) Second Amendment to Lease Agreement dated as of September 19, 2017, (iii) Letter of Understanding dated November 28, 2017, (iv) Letter Agreement dated November 28, 2017 and (v) Waiver of Right of First Offer dated March 9, 2018.

“Liabilities” shall mean, collectively, any and all conditions, losses, actual out-of-pocket costs, damages, claims, liabilities, actual out-of-pocket expenses, demands or obligations of any kind or nature whatsoever.

“Owner’s Title Policy” shall mean an ALTA owner’s title insurance policy issued by the Title Company in the amount of the Purchase Price.

“Parent Company” shall have the meaning set forth in Section 4.3 hereof.

“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to title and survey matters pursuant to Article 3 hereof: (a) those specific exceptions in the Title Commitment, (b) applicable zoning, building and land use Laws, provided that the same do not interfere with or would have an adverse effect on the present use and operation of the Property by the Tenant under the Lease, (c) such state of facts as is disclosed on the Survey, (d) the lien of taxes, assessments and other governmental charges or fees not yet due and payable, (e) any exceptions caused solely by any Buyer’s Representative, (f) any exception that the Title Company agrees to affirmatively insure over in accordance with the terms hereof, provided that Buyer’s lender does not object to such affirmative insurance, (g) the rights of Tenant under the Lease as tenant only, (h) that certain Easement & Right of Way to be executed by Seller in favor of Ohio Power Company, an Ohio corporation and a unit of American Electric Power, substantially in the form Seller delivered to Buyer prior to the Effective Date, and (i) any matters deemed to constitute additional Permitted Exceptions under Section 3.1. Permitted Exceptions shall not include any matters of record created by Seller in violation of Section 8.1.

“Personal Property” shall mean all equipment, machinery, furniture, appliances, fixtures, furnishings, and other tangible personal property owned by Seller and located on or attached to the Real Property or used in connection with the operation and maintenance of the Real Property, but specifically excluding any property owned by third parties.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, as defined herein and further described in the Bill of Sale attached hereto as Exhibit E, (c) the Lease, and (d) the Intangible Property, as defined herein and further described in the Assignment Agreement attached hereto as Exhibit F.

“Protected Information” shall mean any books, records or files (whether in a printed or electronic format) that consist of or contain any of the following: Seller’s organizational documents or files or records relating thereto; appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller or any direct or indirect owner of any beneficial interest in Seller which such party reasonably deems confidential, proprietary, or privileged.

“Real Property” shall mean the real estate legally described in Exhibit A attached hereto and incorporated herein by reference, together with all buildings, structures, improvements and fixtures located thereon and all of Seller’s right, title and interest in any and all tenements, hereditaments, rights, privileges and easements, rights-of-way, licenses and declarations in and to the land, including all sidewalks, driveways, curbs, streets, ways, alleys, vaults, gores or strips of land adjoining the land and appurtenances to the improvements, all paved parking areas, and various drainage and utility structures and improvements, if any, as well as all entitlements and development rights allocated and/or applicable to the Real Property and all building systems.

“Remove” with respect to any exception to title, shall mean that Seller causes the Title Company to remove such exception is discharged and removed of record or affirmatively insure over the same, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment or bonding, indemnity of Seller or otherwise.

“Required Removal Exceptions” shall mean, collectively, (a) any exceptions to title objected to by Buyer in accordance with Section 3.1.1 to the extent that Seller has agreed to Remove such title exceptions, (b) monetary judgments, mortgages, tax, (other than to the extent payable by Tenant or prorated herein) mechanics’ and materialmen’s liens evidencing monetary encumbrances that can be satisfied and discharged with the payment of a specified amount of money not to exceed $200,000.00, (c) mortgages entered into by Seller encumbering the Real Property, (d) other liens (other than liens for non-delinquent real estate taxes) created as a result of the intentional acts of Seller, its agents or affiliates ((b), (c) and (d) together, the “Monetary Removal Items”), (e) title matters created by Seller, its agents or affiliates in violation of the terms of this Agreement; and (f) any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Section 3.1.3.

“Scheduled Closing Date” shall mean August 2, 2018; provided, however, that Seller and Buyer shall each have a one-time right to extend the Scheduled Closing Date for a period not to exceed ten (10) Business Days by sending written notice to the other party not less than five (5) Business Days prior to the then-scheduled Scheduled Closing Date; provided further that Buyer may accelerate the Scheduled Closing Date by delivering written notice of such acceleration and a waiver of any unsatisfied conditions precedent to its obligations hereunder to Seller at least three (3) Business Days prior to Buyer’s desired accelerated Closing Date.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) any direct or indirect owner of any beneficial interest in Seller (including, but not limited to, the Parent Company (as hereinafter defined)); (d) any officer, director, employee, or agent of Seller, its counsel or any direct or indirect owner of any beneficial interest in Seller; and (e) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Knowledge” or words of similar import shall refer only to the current actual knowledge, after due inquiry and investigation, of Jonathan E. Schmerin, an authorized signatory of Seller responsible for the Transaction (the “Designated Representative”) and shall not be construed to impose upon the Designated Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the materials delivered or made available to Buyer’s Representatives or the contents of files maintained by the Designated Representative. There shall be no personal liability on the part of the Designated Representative arising out of any of the Seller’s Warranties.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 7.2, Section 11.19 and the Closing Documents executed by Seller for the benefit of Buyer, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.

“Survey” shall mean a current ALTA/NSPS Land Title Survey of the Property prepared by a surveyor licensed in the State in which the Property is located.

“Survival Period” shall have the meaning set forth in Section 7.3.3 hereof.

“Tenant” shall mean Comenity Servicing LLC, a Texas limited liability company.

“Title Commitment” shall mean that commitment to issue an owner’s policy of title insurance with respect to the Property issued by the Title Company.

“Title Company” shall mean shall mean First Nationwide Title as agent for Stewart Title Guaranty Company, whose mailing address is 220 East 42nd Street, Suite 3105, New York, New York 10017, Attention: James Cosolito (telephone number: (646) 386-2660, e-mail address: james.cosolito@amtrustgroup.com).

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

Subject to the terms of this Agreement and the Closing Documents, Seller agrees to sell and Buyer agrees to purchase the Real Property and all of Seller’s right, title and interest in and to the Property (other than the Real Property). In consideration therefor, Buyer shall pay to Seller $46,950,000.00 (the “Purchase Price”). The Purchase Price shall be paid as follows:

2.1 Payment of Deposit. No later than two (2) Business Days after the execution of this Agreement by both Buyer and Seller and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit with Escrow Agent, the Deposit. Except as expressly set forth in this Agreement, the Deposit shall be non-refundable to Buyer and distributed to Seller if this Agreement is terminated pursuant to Section 9.1.

2.2 Intentionally Omitted.

2.3 Application of Deposit. The Escrow Agent will hold and administer the Deposit in accordance with the terms and conditions of this Agreement, and, at Closing, shall apply the entire Deposit, and any interest earned thereon as a credit to Buyer towards the Purchase Price, or otherwise disbursed as agreed upon in accordance with the terms of this Agreement.

2.4 Applicable Terms; Failure to Make Deposit. The Deposit shall be paid to Escrow Agent by wire transfer in immediately available funds. Except as expressly otherwise set forth herein, the Deposit shall be applied as a credit to Buyer against the Purchase Price at the Closing and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Exhibit C. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, then this Agreement shall automatically terminate and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

2.5 Cash at Closing. On the Closing Date, Buyer shall (a) deposit into escrow with the Escrow Agent an amount equal to the balance of the Purchase Price, by wire transfer, and as more particularly set forth in Section 6.1, as prorated and adjusted as set forth in Article 5, Section 6.1, or as otherwise provided under this Agreement, and (b) authorize and direct the Escrow Agent to simultaneously pay the Deposit into such closing escrow account.

ARTICLE 3 - TITLE MATTERS

3.1 Title Defects.

3.1.1 Seller has furnished to Buyer and its counsel (x) the Title Commitment, and copies of all title exception documents and documents of record referred to on Schedule B of the Title Commitment as exceptions to title coverage to the Property, and (y) a Survey. Buyer shall have the right to provide Seller with an objection in writing (a “Title Objection Letter”) pertaining to any title matters which are not Permitted Exceptions if (i) such matters first appear on any update to the Title Commitment or Survey issued following the Effective Date, and (ii) such objection is made by Buyer within five (5) Business Days after such updated Title Commitment or Survey is received by Buyer (but, in any event, prior to the Scheduled Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.

3.1.2 If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove all Required Removal Exceptions. If Seller is unable to Remove any Required Removal Exceptions prior to the Closing, Buyer may at Closing elect to either (i) exercise Buyer’s rights under Section 9.2, (ii) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price, or (iii) with respect to any Monetary Removal Items, accept such exceptions to title and the Closing shall occur as herein provided except that Seller shall give to Buyer a credit against the Purchase Price of the amount of such Monetary Removal Items, which credit against the Purchase Price shall not exceed $200,000.00.

3.1.3 With respect to any title objections that are not Required Removal Exceptions, Seller may elect to Remove any such exceptions to title and Seller may notify Buyer in writing within five (5) Business Days after receipt of Buyer’s notice of Buyer’s title objections (but, in any event, prior to the Scheduled Closing Date) whether Seller elects to Remove the same. Failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove Buyer’s title objections. If Seller elects or is deemed to have elected not to Remove one or more of Buyer’s title objections, then, within five (5) Business Days after Seller’s election or deemed election (but, in any event, prior to the Scheduled Closing Date, which, if such date would have occurred prior to such five (5) Business Day period elapsing, shall automatically be deemed extended to provide Buyer with such five (5) Business Day period), Buyer may elect in writing to either (i) terminate this Agreement, in which event Seller shall direct the Escrow Agent to pay the Deposit to Buyer and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such title objections and proceed to Closing without any reduction of or credit against the Purchase Price. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such title objections and proceed to Closing. Any such title objection so waived (or deemed waived) by Buyer shall constitute a Permitted Exception.

3.1.4 Seller shall be entitled to one or more extensions of the Scheduled Closing Date (not to exceed ten (10) days in the aggregate) for the purpose of the Removal of any exceptions to title. Seller shall have the right to replace the Title Company with another nationally recognized title insurance company reasonably satisfactory to Buyer and upon prior written notice to Buyer, if the Title Company fails or refuses to Remove any exceptions to title that Seller elects or is required to Remove.

3.2 Title Insurance. At Closing (and as a condition to Buyer’s obligation to close the Transaction in accordance with Section 6.4.2), the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer may request that the Title Company provide endorsements to the Owner’s Title Policy, provided that (a) such endorsements shall be at no cost to, and shall impose no additional liability on, Seller, other than giving customary title affidavits or indemnities to the Title Company, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 4 - BUYER’S DUE DILIGENCE/AS-IS SALE

4.1 Buyer’s Due Diligence. During the term of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement, Buyer shall have the right (i) to make a physical inspection of the Property (but Buyer may not do any invasive testing, including without limitation core sampling or drilling wells, without Seller’s prior written approval); provided, however, that Buyer shall have the right to cause a phase I environmental site assessment of the Property to be performed without the consent of Seller, and (ii) to examine and analyze any operating files maintained by Seller in connection with the leasing, maintenance, operations and/or management of the Property, including, without limitation, the Lease, the lease file relating to the Lease, Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, engineering reports, environmental audits and similar materials in the possession and/or maintained by Seller or Seller’s property manager, but excluding materials which are not directly related to the leasing, maintenance, operations and/or management of the Property such as Seller’s internal memoranda, financial projections, budgets, appraisals, accounting and income tax records and similar proprietary or confidential information. Buyer understands and agrees that any on-site inspections or testing of the Property shall be subject to Tenant’s consent rights and conducted upon at least two (2) Business Days prior notice (which may be provided by telephone or electronic mail) to Seller, and Seller shall have the right to have a representative present, at all times, during such inspections. Any such inspections and testing shall be performed by companies selected by Buyer and reasonably acceptable to Seller. Buyer agrees to repair any damage to the Property solely caused by Buyer or its agents or invitees and to indemnify against and defend and hold Seller harmless from and against any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from Buyer’s or its agents’ or invitees’ entry onto, inspection or testing of the Property, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any earlier termination of this Agreement, as the case may be; provided, however, this indemnity shall not apply to: (x) the mere discovery by Buyer of any conditions at the Property; (y) any matter relating to a pre- existing condition at the Property unless exacerbated by Buyer; or (z) any damage arising out of Seller’s negligence, willful misconduct, or intentional acts. Buyer shall maintain or cause to be maintained and shall ensure that Buyer’s consultants maintain (1) commercial general liability insurance with coverage of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate and (2) property damage insurance with coverage of not less than $1,000,000 per occurrence, as supplemented by excess liability coverage of not less than $5,000,000 in the aggregate, and in form and substance adequate to insure against all liability of Buyer and its consultants, respectively, and each of its agents, employees or contractors, arising out of the inspections or testing. Prior to exercising its rights under this Section 4.1, Buyer shall provide evidence of the insurance coverage required under this Section 4.1, and Seller shall be named as an additional named insured thereunder prior to Buyer’s (or its agent’s) entry upon the Property. Subject to the rights of Tenant, all inspections and testing shall be conducted in a commercially reasonable manner to minimize any disruption to the activities being conducted on the Property by Seller or Tenant, and shall occur during normal weekday business hours, which for purposes hereof shall mean Monday through Friday (other than holidays) during the hours of 8:00 am through 5:00 pm, or during such other day and time as may be mutually agreeable by Seller and Buyer. Buyer shall not contact any governmental authority or agency regarding the Property or Tenant without the prior consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall not contact Tenant (whether at the Property or through other means) or conduct any Tenant interviews without the prior consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed. If Buyer desires to contact Tenant or conduct interviews with Tenant or the employees of Tenant, Buyer shall give Seller reasonable advance notice (by telephone or electronic mail) thereof. Seller shall arrange for any such Tenant interview/meeting with Tenant at a mutually convenient time for Buyer, Seller, and the Tenant during standard weekday business hours (as provided above), and Seller shall have the right to have a representative from Seller present, at all times, during such Tenant interview/meeting. Buyer agrees that its contact and discussions with and interviews of Tenant shall only be conducted in accordance with the provisions outlined above. Seller shall reasonably cooperate to facilitate the timely scheduling of all Tenant interviews/meetings.

Buyer acknowledges and agrees that Buyer does not have the right to terminate this Agreement as a result of Buyer’s due diligence pursuant to this Section 4.1.

4.2 As-Is Provisions.

4.2.1 As-Is Sale. Buyer acknowledges and agrees that:

(a) Buyer has conducted, and shall continue to conduct during the term of this Agreement, or waive its right to conduct, such due diligence as Buyer has deemed or shall deem necessary or appropriate to consummate the transaction described herein.

(b) Except as expressly set forth to the contrary in this Agreement and the Closing Documents, the Property is being sold, and Buyer shall accept possession of the Property as of the Closing, “AS IS” and “WHERE IS”, with no right of setoff or reduction in the Purchase Price.

(c) Except for Seller’s Warranties, none of the Seller Parties shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the materials delivered or made available to Buyer’s Representatives, including, but not limited to, the accuracy and completeness thereof, or the results of Buyer’s due diligence.

(d) Except for Seller’s Warranties, Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

4.2.2 Release. By accepting the Deed and closing the Transaction, Buyer, on behalf of itself and its successors and assigns, shall thereby release each of the Seller Parties from, and waive any and all Liabilities against each of the Seller Parties for, attributable to, or in connection with the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which arise or occur before, on or after the Closing, including, without limitation, the following: (a) any and all statements or opinions heretofore or hereafter made, or information furnished, by any Seller Parties to any Buyer’s Representatives; and (b) any and all Liabilities with respect to the structural, physical, or environmental condition of the Property, including, without limitation, all Liabilities relating to the release, presence, discovery or removal of any Hazardous Materials that may be located in, at, about or under the Property (unless such conditions or Hazardous Materials were placed or caused to be placed on the Property by Seller or any of the Seller Parties or were caused by Seller or any of the Seller Parties in violation of law), or connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action (collectively, “Environmental Liabilities”); and (c) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property. Notwithstanding the foregoing, the foregoing release and waiver is not intended and shall not be construed as affecting or impairing any rights or remedies that Buyer may have against Seller with respect to (i) a breach of any of Seller’s Warranties, (ii) any of the obligations of Seller under this Agreement that expressly survive the Closing, (iii) any acts constituting fraud by Seller, or (iv) any actions or omissions of Seller after the Closing. For purposes hereof, the term “Hazardous Materials” shall mean any “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” “Petroleum” and “Natural Gas Liquids,” as those terms are defined in CERCLA and any other substances regulated because of their effect or potential effect on public health and the environment, including, without any limitation, lead paint, asbestos, urea formaldehyde, radon, radioactive materials or PCBs.

4.2.3 Assumption of Liability. Except with respect to the obligations, representations and warranties of Seller under this Agreement, by accepting the Deed and closing the Transaction, Buyer shall thereby assume and take responsibility and liability for the following: (a) any and all Liabilities attributable to the Property to the extent that the same arise or accrue on or after the Closing and are attributable to events or circumstances which arise or occur on or after the Closing; and (b) except with respect to obligations of Seller under this Agreement that survive Closing, any and all Liabilities with respect to the structural, physical or environment condition of the Property, whether such Liabilities are latent or patent, whether the same arise or accrue before, on or after the Closing, and whether the same are attributable to events or circumstances which may arise or occur before, on or after the Closing, including, without limitation, all Environmental Liabilities; and (c) any and all Liabilities that arose or accrued prior to the Closing or are attributable to events which arose or occurred prior to the Closing, but only if the Buyer is deemed to know about the same on or before the Closing and (d) intentionally omitted, and (e) any and all Liabilities with respect to which Buyer receives a credit at Closing, but only to the extent of such credit. Buyer acknowledges and agrees that the Liabilities to be assumed by Buyer pursuant to each of the foregoing clauses are intended to be independent of one another, so Buyer shall assume Liabilities described in each of the clauses even though some of those Liabilities may be read to be excluded by another clause.

4.2.4 Successors and Assigns. The provisions of this Section 4.2 shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.2.5 Reaffirmation and Survival. The provisions of this Section 4.2 shall be deemed reaffirmed by Buyer by acceptance of the Deed and shall survive the Closing.

4.3 Limitation on Seller’s Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement, and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00). In order to secure Seller’s obligations under this Section 4.3, Seller shall agree at Closing that either: (a) The Georgetown Company, LLC, a New York limited liability company (the “Parent Company”), shall deliver to Buyer a limited guaranty in the form attached hereto as Exhibit L pursuant to which Parent Company guarantees the prompt payment of any amount, which shall not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), due from Seller to Buyer in connection with Seller’s Liabilities hereunder for a period of three (3) months after the Closing Date; or (b) Seller shall maintain cash or cash equivalents of not less than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) for a period of three (3) months after the Closing Date.

ARTICLE 5 - ADJUSTMENTS AND PRORATIONS

5.1 Proration of Income. Minimum Annual Rent (as defined in the Lease), shall be prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date. There shall be no proration of real estate taxes or other operating expenses inasmuch as the same are payable to appropriate parties directly by Tenant under the Lease.

5.2 Closing Costs. Closing costs shall be allocated between Buyer and Seller in accordance with local State custom. For the avoidance of doubt:

5.2.1 Buyer shall pay the following closing costs: (i) all premiums and charges of the Title Company for any endorsements to the Owner’s Title Policy requested by Buyer, (ii) the cost of the Survey (including any Survey costs incurred by Seller in anticipation of the sale of the Property), (iii) all recording and filing charges (other than the costs described in Section 5.2.2(iv) below) in connection with the instrument by which Seller conveys the Property, (iv) one-half of all escrow or closing charges, (v) the commission due to Broker (the “Broker Commission”), (vi) all fees due to Buyer’s attorneys and all costs of Buyer’s due diligence, including fees due Buyer’s consultants, and (vii) all of lenders’ fees, mortgage taxes, and similar charges, if any, related to any financing to be obtained by Buyer.

5.2.2 Seller shall pay the following closing costs: (i) all premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy (excluding any endorsements requested by Buyer), (ii) all fees due to Seller’s attorneys, (iii) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions, (iv) all transfer taxes, sales taxes and similar charges, if any, applicable to the transfer of the Property to Buyer, and (v) one-half of all escrow or closing charges.

5.2.3 The obligations of the parties under this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

5.3 Delayed Adjustment. To the extent necessary, no later than December 31, 2018, Buyer shall prepare and present to Seller a recalculation of any and all amounts due or subject to proration under this Article 5 (taking into consideration any errors and changes necessary because of the lack of complete or accurate information as of the Closing Date), as well as supporting documentation for such recalculation. The parties shall make the appropriate adjusting payment between them within thirty (30) days after delivery of any such recalculation. In addition, if any mutual mistake, including without limitation, any erroneous mathematical calculation, is made in any apportionment at Closing, on or before December 31, 2018, Seller and Buyer shall correct said mistake and make any payment required to produce an accurate apportionment. The provisions of this section shall survive the Closing and not be merged therein.

ARTICLE 6 - CLOSING

6.1 Closing Mechanics.

6.1.1 The parties shall conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to attend the Closing in-person.

6.1.2 Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Section 2.3 by timely delivering the same to the Escrow Agent on the Scheduled Closing Date and unconditionally authorizing and directing the Escrow Agent no later than 3:00 p.m. Eastern Time on the Scheduled Closing Date to deposit the same in Seller’s designated account. In addition, for each full or partial day after 3:00 p.m. Eastern Time on the Scheduled Closing Date that Buyer fails to comply with the foregoing, Buyer shall pay to Seller at Closing (and as a condition thereto) the greater of (i) an amount equal to one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time, and (ii) an amount equal to the per diem proration for one (1) day.

6.1.3 The items to be delivered by Seller or Buyer in accordance with the terms of Sections 6.2 or 6.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Scheduled Closing Date except that (i) the items in the paragraph entitled “Keys and Original Documents” shall be delivered by Seller at the Property or made available for pick-up at the Property on the Closing Date, and (ii) the Purchase Price shall be delivered by Buyer in accordance with the terms of Section 6.1.2.

6.2 Seller’s Closing Deliveries. At Closing, Seller shall deliver to Escrow Agent the following:

6.2.1 Deed. A general warranty deed in the form of Exhibit D attached hereto (“Deed”), duly executed and acknowledged by Seller.

6.2.2 Bill of Sale. A bill of sale in the form of Exhibit E attached hereto, executed by Seller.

6.2.3 Assignment Agreement. An assignment and assumption of the Lease, Guaranty and Intangible Property, in the form of Exhibit F attached hereto (“Assignment Agreement”), executed by Seller.

6.2.4 Notice to Tenant. A single form letter in the form of Exhibit G attached hereto, executed by Seller, which shall be sent by Buyer after Closing to Tenant.

6.2.5 Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit H attached hereto, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

6.2.6 Evidence of Authority. Documentation to establish to the Title Company’s and Buyer’s reasonable satisfaction the due authorization of Seller’s consummation of the Transaction, including Seller’s execution of this Agreement and the Closing Documents required to be delivered by Seller.

6.2.7 Certificate of Representations and Warranties. A certificate, executed by Seller and in a form reasonably acceptable to Buyer, reaffirming and updating to the Closing Date that the representations and warranties given by Seller under Section 7.2 below are true and correct in all material respects as of the Closing Date.

6.2.8 Other Documents. (i) A title affidavit in the form of Exhibit I-1 attached hereto, (ii) a gap indemnity in the form of Exhibit I-2 attached hereto, (iii) applicable transfer or sales tax forms and filings, (iv) the original estoppel certificate executed by Tenant,

(v) the original Lease and Guaranty, and (vi) such other documents as may be reasonably required by the Title Company or as may be contemplated by this Agreement or as may otherwise be agreed upon by Seller and Buyer to consummate the Transaction.

6.2.9 Closing Statement. A mutually acceptable form of a joint closing statement, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to this Agreement (the “Closing Statement”), executed by Seller.

6.2.10 Keys, Original Documents and Plans and Specifications. Keys to all locks on the Real Property in Seller’s possession and originals or, if originals are not available, copies of all Contracts and other Property documents, to the extent not previously delivered to Buyer, including an “as-built” set of drawings/submitted-approved shop drawings/actual product used specifications-manuals-information for the building.

6.2.11 SNDA. A Subordination, Non-Disturbance and Attornment Agreement (“SNDA”), from Tenant, in the form of that certain Subordination, Attornment and Non-Disturbance Agreement dated as of March 11, 2016 by and between Tenant and The Huntington National Bank, a national banking association.

6.2.12 Estoppel Certificate. An Estoppel Certificate from Easton Association, Inc., with respect to the Declaration of Covenants, Conditions and Restrictions for Easton, dated as of July 15, 1996, made by Morso Holding Co. (the “Declarant”), as amended (the “Declaration”), in the form attached hereto as Exhibit K-1, which shall be made for the benefit of Buyer and Buyer’s lender.

6.2.13 Mechanics’ Liens. All documents necessary to cause the Title Company to remove all exceptions for mechanics’ liens from the Owner’s Title Policy and the mortgagee title insurance policy issued to Buyer’s lender at Closing.

6.2.14 Waiver. A notice of waiver satisfactory to Buyer, in its sole discretion, from (i) the Declarant, as to Parcel II and Parcel III comprising the Property, and (ii) LIMADS III, Inc., a Delaware corporation (“LIMADS”; together with the Declarant, for purposes of this Section 6.2.14, individually and collectively, as the context may require, the “Grantor”), as to Parcel I, in each case, effectively waiving the applicable Grantor’s Repurchase Option (as such term is defined in the vesting deeds for each Parcel comprising the Property).

6.3 Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver the following:

6.3.1 Purchase Price. The balance of the Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer to Seller at Closing in accordance with the terms and conditions set forth hereunder.

Buyer.

6.3.2 Assignment Agreement. The Assignment Agreement, executed by

6.3.3 Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction, the due authorization of Buyer’s consummation of the Transaction, including Buyer’s execution of this Agreement and the Closing Documents required to be delivered by Buyer.

6.3.4 Other Documents. Applicable transfer or sales tax forms and filings and such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

6.3.5 Closing Statement. The Closing Statement, executed by Buyer.

6.4 Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned upon the satisfaction (or waiver in writing by Buyer) of each and every one of the following conditions precedent:

6.4.1 Representations True. All Seller’s Warranties in this Agreement, as the same may be deemed modified as provided in Section 7.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

6.4.2 Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 3 of this Agreement.

6.4.3 Tenant Estoppel Certificate. Prior to Closing, Buyer shall have received an executed estoppel certificate from Tenant in the form attached to the Lease (with no changes from such form other than the blanks being filled in), provided such estoppel certificate (x) is dated no earlier than thirty (30) days prior to the Scheduled Closing Date, (y) does not disclose any information or facts that (if accurate) would constitute a default by Seller under the Lease or is inconsistent with any representations of Seller hereunder or pursuant hereto, and (z) is certified to Buyer and to Buyer’s lender. Seller may elect to postpone the Scheduled Closing Date for a period not to exceed ten (10) days in order to obtain such estoppel certificate. Seller agrees to request such estoppel certificate from Tenant within two (2) Business Days after the Effective Date, and will diligently pursue the same prior to the Scheduled Closing Date.

6.4.4 Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 6.2 and shall have performed all other material obligations to be performed by Seller hereunder at or prior to the Closing.

6.4.5 ROFO Waiver. Seller shall have obtained and delivered to Buyer a waiver of the right of first refusal provided in the Lease executed by Tenant (the “ROFO Waiver”).

6.5 Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned upon the satisfaction (or waiver in writing by Seller) of each and every one of the following conditions precedent:

6.5.1 Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Scheduled Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

6.5.2 Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 6.3 and shall have performed all other material obligations to be performed by Buyer at or prior to the Closing.

6.6 Waiver of Failure of Conditions Precedent. At any time on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition to its obligations hereunder. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in this Article 6, except to the extent that the same expressly survive Closing. In the event any of the conditions set forth in this Article 6 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may terminate this Agreement (subject to the notice and cure rights set forth in Article 9 and elsewhere in this Agreement) and exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 9. If this Agreement is terminated as a result of the failure of any condition set forth in this Article 6 that is not also a default hereunder, then the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1 Buyer’s Representations. Buyer represents and warrants to Seller as follows:

7.1.1 Buyer’s Authorization. Buyer (a) is duly organized (or formed), validly existing and in good standing under the Laws of its state of organization and, to the extent required by applicable Laws, will be authorized to transact business in the State in which the Property is located as of the Closing Date, and (b) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer and such instruments, obligations and actions are valid and legally binding upon Buyer, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Buyer and the performance of the obligations of Buyer hereunder or thereunder will not (x) result in the violation of any Law or any provision of Buyer’s organizational documents, (y) conflict with any order of any court or governmental instrumentality binding upon Buyer, or (z) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Buyer is bound.

7.1.2 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Laws.

7.1.3 Patriot Act Compliance. Neither Buyer nor any person, group, entity or nation that Buyer is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Buyer is not engaging in this Transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by Law or that the Transaction or this Agreement is or will be in violation of Law. Buyer has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

Buyer’s representations and warranties in this section shall survive the Closing and not be merged therein.

7.2 Seller’s Representations. Seller represents and warrants to Buyer as follows:

7.2.1 Seller’s Authorization. Seller (a) is duly organized (or formed), validly existing and in good standing under the Laws of its state of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (b) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Seller and such instruments, obligations and actions are valid and legally binding upon Seller, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Seller and the performance of the obligations of Seller hereunder or thereunder will not (x) result in the violation of any Law or any provision of Seller’s organizational documents, (y) conflict with any order of any court or governmental instrumentality binding upon Seller, or (z) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Seller is bound.

7.2.2 Seller’s Financial Condition. No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller under the Federal Bankruptcy Code or any similar Laws.

7.2.3 Patriot Act Compliance. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control and Seller is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in this Transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by Law or that the Transaction or this Agreement is or will be in violation of Law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

7.2.4 Delivery of Documents. Other than Protected Information, Seller shall give or otherwise make available to Buyer’s Representatives all books, records, permits, approvals and other writings in Seller’s possession related in any material way to the development, construction, use, ownership or operation of the Property, including, without limitation, true, correct and complete copies of the CRA Agreement (as hereinafter defined), the TIF Agreement (as hereinafter defined) and that certain Assumption Agreement dated as of April 3, 2014, by and among the City of Columbus and Seller. Without due inquiry or investigation, to Seller’s Knowledge, the documents heretofore or hereafter delivered or otherwise made available to Buyer’s Representatives prior to Closing include the documents (other than the Protected Information) that are used and relied on by Seller and/or Seller’s property manager in the development and the day-to-day operation and management of the Property, and such documents are true, correct, and complete in all material respects.

7.2.5 Designated Representative. The Designated Representative, Jonathan E. Schmerin, is the individual who is (i) currently responsible for the Transaction on behalf of Seller, and (ii) is most familiar with the day-to-day operations, occurrences, and maintenance of the Property and has substantial knowledge of the Property and the representations set forth in this Agreement.

7.2.6 Tenants of the Property. Tenant is the only tenant of the Property, and except for Tenant (and its affiliates, investees, permittees and other parties permitted by Tenant), there are no parties in possession of, or claiming any possession to, all or any portion of the Property.

7.2.7 Lease. The Lease delivered to Buyer as part of Buyer’s due diligence review of the Property is true, correct, and complete in all respects. The Lease is in full force and effect and has not been amended, modified or assigned. Tenant is the present tenant under the Lease and, to Seller’s knowledge, there are no subtenants occupying space at the Real Property. To Seller’s knowledge, Tenant is not entitled to any concession, rebate, allowance, or rent abatement under the Lease or any other agreement with Seller. Seller has neither (i) received any written notice from Tenant asserting or alleging that Seller is in default under the Lease, nor (ii) sent to Tenant any written notice alleging or asserting that Tenant is in default under the Lease. If Buyer receives an estoppel certificate from Tenant that complies with the terms of Section 6.4.3, the representations and warranties of Seller contained in the first two sentences of this paragraph and clause (i) of the third sentence of this paragraph shall be without further force or effect as of the date of such estoppel certificate. Seller represents and warrants that it has complied with and satisfied all conditions and obligations set forth in Section 16.21 of the Lease.

7.2.8 Leasing Commissions. The Property is not subject to an exclusive leasing arrangement, and there are no leasing commission agreements with respect to the Property that will be binding upon Buyer after Closing. There are no outstanding leasing commissions or commission of any nature whatsoever due and payable (or which with the passage of time or the occurrence of an event, or both, will be payable) in connection with any Lease that will be binding upon Buyer after Closing.

7.2.9 Personal Property. The personal property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller, except as a result of instruments securing a loan that shall be paid in full by Seller at or prior to Closing and such liens, security interests or other encumbrances terminated and released of record.

7.2.10 Rents. Seller has the sole right to collect the Rents under the Lease, and neither the Rents nor the Lease have been assigned, transferred or hypothecated by Seller, except by virtue of instruments securing a loan that shall be paid in full by Seller at or prior to Closing and any such liens, security interests or other encumbrances terminated and released of record.

7.2.11 Third-Party Rights. Seller has not entered into any agreements currently in effect pursuant to which Seller has granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or other rights whereby any individual or entity has the right to purchase all or any part of the Property (except for any options to purchase the Property or a portion thereof that may be contained in the Lease, which such options to purchase the Property or a portion thereof are no longer in effect). Seller has delivered to Buyer a true, correct and complete copy of the ROFO Waiver provided in the Lease executed by Tenant. To Seller’s knowledge there are no, and Seller is not party to any, (a) union contracts existing or under negation with respect to the Property or the operation thereof, (b) employment agreements of any kind, including without limitation, collective bargaining agreements, that affect the Property, and (c) employees engaged in the operation or maintenance of the Property for whom Buyer will be responsible after the Closing.

7.2.12 Guaranty. The Guaranty under the Lease is in full force and effect and has not been amended or modified. Guarantor is the present guarantor under the Guaranty. A true, correct and complete copy of the Guaranty has been delivered to Buyer. Guarantor has not asserted in writing any offsets, counterclaims or defenses to or against its obligations under the Guaranty. Guarantor is not in material default of any of its obligations under the Guaranty.

7.2.13 Hazardous Materials. Seller has heretofore delivered to Buyer a true, correct and complete copy of Seller’s most recent environmental report pertaining to the Property that is within the possession or control of Seller. Without due inquiry or investigation, Seller has no knowledge of the presence on or beneath the Property (or any parcel in proximity thereto) of Hazardous Materials or materials which are categorized as hazardous or toxic under any local, state or federal law, statute, ordinance, rule or regulation pertaining to environmental or substance regulation, contamination, cleanup or disclosure.

7.2.14 Pending Litigation. Seller has not received any written notice of any current or pending litigation against Seller or the Property (including, without limitation, any condemnation proceedings) which would, in the reasonable judgment of Seller, adversely affect the Property. Seller has not received any written notice of any actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property which will adversely impact the Property or Seller’s ability to convey the Property.

7.2.15 Contracts. Seller has not entered into or assumed any contracts, equipment leases or other agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, which is a true, correct, and complete list of Contracts as of the date hereof, (ii) the Lease, and (iii) liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record constituting Permitted Exceptions hereunder. Except for defaults cured on or before the Effective Date, Seller has not received any written notice of default under the terms of any of the Contracts, and, to Seller’s knowledge, there exists no actual, claimed, or threatened defaults under any Contracts.

7.2.16 Violations. Except for violations cured or remedied on or before the Effective Date, Seller has not received any written notice from any governmental authority of any violation of any Law applicable to the Property.

7.2.17 Special Assessments. Except as disclosed in the Title Commitment, Seller has not received any written notice from any governmental agency that any special assessments are pending, noted or levied against the Property. There are no pending actions challenging the real property tax assessment of the Property.

7.2.18 Casualty. There has not been in the twelve (12) month period prior to the Effective Date, and there is not now, any casualty affecting the Property, and there is not now any disrepair or damage due to any prior casualty, if any, affecting the Property.

7.2.19 Declaration. There exist no defaults by Seller or, to the best of Seller’s knowledge, by the Declarant, under the Declaration with respect to the Property and no event exists which, with notice or the lapse of time or both, would constitute a default under the Declaration by Declarant, with respect to the Property, or Seller. No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to the Declaration, with respect to the Property, is pending or, to Seller’s knowledge, threatened against Seller or Declarant.

7.2.20 Security Deposits. There is no security deposit or other deposits relating to the Lease.

7.2.21 FIRPTA. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at the Closing.

7.2.22 Zoning. Seller, to its actual knowledge, has not received any written notice of any violation by Seller of any law, zoning ordinances or building rules or regulations affecting the Property nor has Seller received any written notice as to any existing or threatened condemnation involving the Property.

7.2.23 TIF Agreement and CRA Agreement. To Seller’s knowledge, other than the CRA Agreement, the TIF Agreement and that certain Assumption Agreement dated as April 3, 2014, by and among the City and Seller, there are no other material tax-related documents affecting the Property that have not been otherwise been delivered or made available to Buyer’s Representatives. There exist no defaults by Seller or, to the best of Seller’s knowledge, by the City or the Declarant, under the TIF Agreement or the CRA Agreement, as each relates to the Property, and no event exists which, with notice or the lapse of time or both, would constitute a default under the TIF Agreement or CRA Agreement, as each relates to the Property, by the City or Seller. No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to the TIF Agreement or the CRA Agreement, as each relates to the Property, is pending or, to Seller’s knowledge, threatened against Seller, the City or Declarant.

7.2.24 Underground Storage Tanks. To Seller’s knowledge, there are no underground storage tanks located on or under the Property.

7.3 General Provisions.

7.3.1 Seller’s Warranties Deemed Modified. To the extent that Buyer is deemed to know prior to the Closing that Seller’s Warranties are inaccurate, untrue or incorrect in any material way and Buyer elects to close the Transaction notwithstanding such deemed knowledge, such Seller’s Warranties shall at Closing be deemed modified to reflect Buyer’s deemed knowledge and there shall be no Liability on the part of Seller for any breach of a Seller Warranty arising from any matter or circumstance of which Buyer is deemed to know prior to the Effective Date.

7.3.2 Breach of Warranties prior to Closing. If at any time prior to the Closing, either Buyer or Seller obtains actual knowledge that any of the representations or warranties made herein are untrue, inaccurate or incorrect in any material respect, such party shall give the other party written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In the event of any breach of a Seller Warranty, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable extension of the Scheduled Closing Date (not to exceed ten (10) days) for purposes of such cure. The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for all purposes of this Agreement only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $175,000.00 (provided that the inaccuracy of any of Seller’s Warranties in the penultimate sentence of Section 7.2.7 or in Section 11.19 shall be deemed material regardless of the estimated amount of damages resulting therefrom). If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect as set forth herein, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

7.3.3 Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of nine (9) months (the “Survival Period”) and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which Seller receives a written notice of a claim from Buyer on or before the date that is nine (9) months after the Closing Date. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any rights or remedies available to it at law, in equity, under this Agreement or otherwise, including any claim against Seller for damages that Buyer may incur, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer is deemed to know that any Seller’s Warranties were untrue, inaccurate or incorrect at the time of the Closing, or (b) the untruth, inaccuracy or incorrectness of such Seller’s Warranties is not material.

ARTICLE 8 - COVENANTS

8.1 Contracts, Title Instruments, and the Lease.

8.1.1 During the term of this Agreement, Seller shall operate the Property in the ordinary course as required pursuant to the Lease, including entering into Contracts; provided, however, Seller shall not enter into any such Contract that will be an obligation of Buyer or the Property subsequent to Closing. Seller shall not, without Buyer’s prior written consent, subject to Section 8.1.5 hereof, (i) extend, renew, replace or otherwise modify any

Contract or enter into any new Contract (including, but not limited to, any service contract or agreement), or (ii) execute any instrument which affects title to the Property, or (iii) modify the Lease, grant waivers of any obligations of Tenant under the Lease or accept a surrender of the Lease. Seller shall furnish Buyer with a copy of any proposed agreement or other instrument which shall contain such information reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the Effective Date and prior to the Closing.

8.1.2 Notwithstanding the foregoing terms of this section, if the Lease requires that the landlord’s consent be given under the applicable circumstances (or not be unreasonably withheld, conditioned or delayed), then Buyer shall be held to the same standard of approval, but subject to Section 8.1.5 hereof. Seller shall enforce the rights and remedies of the landlord under the Lease in a manner consistent with its past practices but not otherwise inconsistent with present market standards, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer, unless the same shall have a material adverse effect on the present use and operation of the Property.

8.1.3 If Buyer requests in writing prior to the Closing Date to have any other Contracts terminated, Seller shall use commercially reasonable efforts to terminate such Contracts effective as of the Closing Date; provided, however, in no event shall Seller be required by the foregoing to pay any sums (or incur any other liability) to the other parties to said Contracts in connection therewith. If Seller is unable to so terminate the aforementioned Contracts effective as of the Closing Date, then Seller shall assign and Buyer shall assume the same at Closing in accordance with the terms of this Agreement and the Assignment Agreement.

8.1.4 Seller shall promptly provide Buyer with copies of any written notice sent to or received from Tenant under the Lease. If Tenant terminates the Lease as a result of a default thereunder prior to the Closing Date or for any other reason, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after notice of such termination. The failure by Buyer to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this section, Seller shall (a) direct the Escrow Agent to return the Deposit to Buyer and (b) pay Buyer’s Costs to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

8.1.5 To the extent, if any, that Buyer’s prior written approval is required pursuant to any of the subsections of Section 8.1 hereof, such request for approval shall be deemed approved if (i) the first correspondence from Seller to Buyer requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 8.1 OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 2, 2018 BETWEEN ADS PLACE PHASE III, LLC AND CANTOR REAL ESTATE INVESTMENT

MANAGEMENT INVESTMENTS, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Buyer in writing prior to the expiration of such five (5) Business Day period in order to adequately review the same has been delivered; and (ii) if Buyer fails to respond or to deny such request for approval in writing within such five (5) Business Day period, a second notice requesting approval is delivered to Buyer from Seller in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 8.1 OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 2, 2018 BETWEEN ADS PLACE PHASE III, LLC AND CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL OR DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Buyer fails to provide a substantive response to such request for approval within such final five (5) Business Day period.

8.2 Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 10 hereof, between the Effective Date and the Closing, Seller shall perform those obligations of the Landlord under the Lease in the ordinary course as required pursuant to the Lease. Buyer hereby agrees that, except for breaches of this Section 8.2 and any obligations of Tenant under the Lease, Buyer shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, provided, however, that Seller shall pay any fines, fees, interest or other penalties associated with any violations that exist as of the Closing Date, or (b) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the Effective Date and the Closing, Seller will advise Buyer of (i) any notice Seller receives after the Effective Date from any governmental authority of the violation of any Laws regulating the condition or use of the Property, (ii) any proposed or threatened condemnation of the Property, (iii) any litigation or arbitration filed or threatened in writing against Seller or the Property, (iv) any notice from any appraisal districts, taxing authorities, or any governmental agency having jurisdiction over the taxation, in any manner, of the Property, and (v) any documentation regarding Seller’s institution of any litigation, arbitration, administrative hearing before any court or governmental agency concerning Seller or the Property. Notwithstanding anything contained herein to the contrary, Seller shall maintain in effect all policies of casualty, liability and property insurance, or similar policies of insurance, with the same limits of coverage which Seller carries as of the Effective Date with respect to the Property.

8.3 Brokers. Seller and Buyer expressly acknowledge that Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Buyer shall pay the Broker Commission due to Broker in accordance with a separate agreement between Buyer and Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, and actual out-of-pocket expenses and disbursements) suffered or incurred by Buyer as a result of any claims by any other party claiming to have represented Seller as a broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, actual out-of-pocket expenses and disbursements) suffered or incurred by Seller as a result of any claims by Broker in connection with the Broker Commission, or any other party claiming to have represented Buyer as a broker in connection with the Transaction. The provisions of this Section 8.3.3 shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement.

8.4 Tax Protests; Tax Refunds and Credits. Seller shall, upon prior written notice to Buyer, have the right to file and/or maintain and control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property Year (a “Tax Appeal Proceeding”) with respect to taxes attributable to the tax year in which Closing occurs (the “Closing Tax Year”) and all tax years prior to the Closing Tax Year, except to the extent that Tenant has the right under the Lease to control any such Tax Appeal Proceeding, in which case, Seller shall notify Buyer prior to Tenant exercising such right, and Seller shall have the obligation to promptly notify Buyer (i) of any update with respect to the status of any Tax Appeal Proceeding with respect to the taxes attributable to the Closing Tax Year and (ii) in the event that Seller exercises its right to withdraw, settle or otherwise compromise a tax consent pertaining to the Closing Tax Year. Buyer shall have the right to control the progress of and to make all decisions with respect to any Tax Appeal Proceedings due and payable during all years subsequent to the Closing Tax Year. To the extent any real estate or personal property tax refunds or credits are received after Closing with respect to the Property and such refunds or credits are attributable to real estate and personal property taxes paid for any tax year prior to (and specifically excluding) the Closing Tax Year, Seller shall be entitled to the entirety of such refunds and credits (except to the extent due to Tenant). To the extent any such refunds or credits are attributable to real estate and personal property taxes paid during the Closing Tax Year, such amounts shall be prorated between the parties in the manner provided in Section 5.2, less reasonable out-of-pocket costs (including, reasonable attorneys’ fees and reasonable out-of-pocket court and filing costs) incurred in obtaining such refund or credit and any amounts due to Tenant. The provisions of this section shall survive the Closing (and not be merged therein) for the Survival Period.

8.5 Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any press release or similar public statement with respect to the Transaction or this Agreement (a “Press Release”) without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Press Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed and such response shall be provided within two (2) Business Days after submission of a draft of the Press Release to the other party for review), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Press Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other party for its review and reasonable approval. The provisions of this section shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement.

8.6 Confidentiality.

8.6.1 Buyer shall hold, and shall cause the other Buyer’s Representatives and any prospective investors in Buyer to hold in strict confidence and not disclose to any other person without the prior written consent of Seller: (i) the terms of the Agreement, (ii) unless and until the Closing occurs, any of the information in respect of the Property delivered or made available to any Buyer’s Representatives, and (iii) the identity of any direct or indirect owner of any beneficial interest in Seller. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding the foregoing, Buyer may disclose such information (A) on a need-to-know basis to its employees, agents, consultants, and members of professional firms serving it or potential or actual lenders or investors, or (B) as any governmental agency may require in order to comply with applicable Laws or a court order, or (C) to the extent that such information is a matter of public record. Buyer hereby agrees to indemnify, defend, and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, reasonable out-of- pocket expenses and disbursements) arising out of or resulting from the breach of the terms of this section.

8.6.2 Seller shall hold, and shall cause the Seller Parties to hold, in strict confidence and not disclose to any other person without the prior written consent of Buyer, (i) the terms of this Agreement, and (ii) the identity of Buyer and any direct or indirect owner of any beneficial interest in Buyer. Notwithstanding anything to the contrary hereinabove set forth, Seller may disclose such information (A) on a need-to-know basis to its affiliates, the employees of Seller or its affiliates, or members of professional firms serving Seller or its affiliates, or (B) as any governmental agency may require in order to comply with applicable Laws or a court order, or (C) to the extent that such information is a matter of public record. Seller hereby agrees to indemnify, defend, and hold each of the Buyer’s Representatives free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, reasonable out-of-pocket expenses and disbursements) arising out of or resulting from the breach of the terms of this section.

8.6.3 The provisions of this section shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

8.7 City Estoppel. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer an estoppel certificate (the “City of Columbus Estoppel”) dated no earlier than thirty (30) days prior to the Scheduled Closing Date, from the City of Columbus, Ohio, a municipal corporation organized and existing under the constitution and the laws of the State of Ohio (the “City”) in the form substantially similar to the form attached hereto as Exhibit K-2 pertaining to that certain (i) Amended and Restated Tax Increment Financing Agreement dated as of November 2004, by and among the City, the Declarant and Distribution Land Corp., a Delaware corporation (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “TIF Agreement”) and (ii) Amended and Restated Community Reinvestment Area Agreement dated as of April 3, 2014 by and between the City and the Declarant (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “CRA Agreement”). For the avoidance of doubt, Seller and

Buyer acknowledge (i) obtaining the City of Columbus Estoppel shall not be a condition to Buyer’s obligation to close the Transaction, and (ii) Seller’s sole responsibility under this Section 8.7 shall be to deliver the City of Columbus Estoppel to the City for execution, and to follow-up with the City in a good faith effort (without Seller being required to incur any cost or expense, other than to a de minimis extent) to obtain the same. Seller shall request the City of Columbus Estoppel from the City within two (2) Business Days after the Effective Date, and will diligently pursue obtaining the same prior to the Scheduled Closing Date.

8.8 CRA Assumption Agreement. Seller shall obtain and deliver to Buyer prior to Closing an assumption agreement (the “Assumption Agreement”) in the form attached as Exhibit C to the CRA Agreement, executed by the City and Buyer or the SPE (as defined below), as applicable. If Seller has not delivered the Assumption Agreement by the Scheduled Closing Date, Buyer shall have the right, in its sole discretion, to waive the obligation of Seller to deliver the Assumption Agreement and close, provided, however, that if Buyer does not waive such obligation, Seller may elect to postpone the Scheduled Closing Date for a period not to exceed thirty (30) days in order to obtain such Assumption Agreement. In the event that Seller is unable to obtain the Assumption Agreement within the aforesaid 30-day period, Buyer again shall have the right, in its sole discretion, to either (x) waive the obligation of Seller to deliver the Assumption Agreement and close or (y) terminate this Agreement by written notice to Seller, promptly after which Seller shall direct the Escrow Agent to return the Deposit to Buyer. Seller shall request an executed original of the Assumption Agreement from the City within two (2) Business Days after the Effective Date, and will diligently pursue obtaining the same prior to the Scheduled Closing Date. In the event that Buyer waives Seller’s obligation to deliver the Assumption Agreement prior to Closing, Seller agrees that it shall reasonably cooperate with Buyer post-Closing to obtain the Assumption Agreement and such obligation to cooperate shall survive the Closing until such time as the Assumption Agreement is delivered.

8.9 ROFO Waiver. Seller shall request the ROFO Waiver from the Tenant within two (2) Business Days after the Effective Date, and will diligently pursue obtaining the same prior to the Scheduled Closing Date.

ARTICLE 9 - DEFAULTS

9.1 Seller’s Remedies for Buyer Defaults. If, (i) on the Scheduled Closing Date Buyer fails to deliver the balance of the Purchase Price in accordance with Sections 2.3 and 6.1, or (ii) on or before the Scheduled Closing Date, Buyer is in default of any of its other material obligations hereunder that would prevent the Closing from occurring or any of Buyer’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, and any such circumstance described in this clause (ii) continues for ten (10) Business Days after written notice (which written notice shall detail such default or breach), then Seller shall have the right to elect as its sole and exclusive remedy (whether at law or in equity), to (a) terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the default or breach and proceed to close the Transaction. Seller and Buyer have discussed the possible consequences to Seller in the event that the Closing does not occur by reason of any of the events described in this section. The parties agree that it would be impractical or extremely difficult to determine the actual damages to Seller in such event and that a reasonable estimate of such damages is an amount equal to the Deposit.

9.2 Buyer’s Remedies for Seller Defaults. If, on or before the Scheduled Closing Date, Seller is in default of any of its material obligations hereunder, or any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, and any such circumstance described in this sentence continues for ten (10) days after written notice (which written notice shall detail such default or breach), then Buyer shall have the right to elect, as its sole and exclusive remedy (whether at law or in equity), to (a) terminate this Agreement by written notice to Seller, promptly after which Seller shall (i) direct the Escrow Agent to return the Deposit to Buyer, and (ii) pay the Buyer’s Costs to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the default or breach and proceed to close the Transaction in accordance with the terms of this Agreement, or (c) enforce specific performance of Seller’s obligations under this Agreement. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. Notwithstanding anything herein to the contrary, if specific performance shall not be available as a remedy due to Seller’s sale to a third parties in knowing and intentional breach of this Agreement, Buyer shall have the right to bring a suit against Seller for damages.

9.3 Indemnity Obligations. Notwithstanding any provision in this Agreement to the contrary, in no event shall the provisions of this Article 9 limit the rights of either party against the other party due to the other party’s obligation to indemnify such party in accordance with this Agreement or the damages recoverable pursuant to such indemnification obligations. This section shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement.

ARTICLE 10 - CASUALTY/CONDEMNATION

10.1 Right to Terminate. If, after the Effective Date, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear and damage caused by any Buyer’s Representative), Seller shall notify Buyer in writing of such fact within two (2) Business Days after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation (as hereinafter defined) that occurs after the Effective Date, Buyer, in its sole discretion, shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the receipt of Seller’s notice, and the Scheduled Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to terminate this Agreement within such ten (10) Business Day period shall be deemed to be waived and an election not to terminate this Agreement. If this Agreement is terminated pursuant to this section, Seller shall direct the Escrow Agent to return the Deposit to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. For the purposes of this Agreement, “Major Casualty/Condemnation” shall mean any casualty, condemnation proceedings, or eminent domain proceedings if (i) the portion of the Property that is the subject of such casualty or such condemnation or eminent domain proceedings has an aggregate cost of repair or replacement or a value in excess of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), as reasonably determined by Buyer’s and Seller’s respective engineering consultants, (ii) any casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (iii) such casualty or condemnation results in a termination of the Lease. In the event of a dispute between Seller and Buyer with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 10.1, the cost will be as determined by the contractor that originally constructed the building on the Property.

10.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the Effective Date and this Agreement is not terminated as permitted pursuant to the terms of Section 10.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms set forth herein. Any awards or proceeds from the condemning authority or Seller’s insurance company, as the case may be (the “Casualty/Condemnation Proceeds”) shall be allocated between Buyer and Seller as follows: (a) Seller shall be entitled to be reimbursed from the Casualty/Condemnation Proceeds for (i) all reasonable out-of-pocket costs, expenses and fees, including reasonable attorneys’ fees, reasonably out-of-pocket expenses and disbursements, incurred by Seller in connection with negotiating the settlement of such award or proceeds, (ii) proceeds of any rental loss, business interruption or similar insurance, or other compensation or loss of use, that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual out-of-pocket costs incurred by Seller in physically stabilizing the Property for life, health and safety reasons following a casualty; and (b) Buyer shall be entitled to (i) the balance of the Casualty/Condemnation Proceeds, and (ii) a credit from Seller equal to Seller’s deductible with respect to a casualty, if the same is an insured casualty. Seller shall not consent to the settlement of any claim for any Casualty/Condemnation Proceeds without the prior written consent of Buyer.

10.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

10.4 Waiver. The provisions of this Article 10 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 10.

ARTICLE 11 - MISCELLANEOUS

11.1 Buyer’s Assignment.

11.1.1 Buyer shall not assign this Agreement or its rights hereunder without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such attempted assignment shall be null and void ab initio; provided, however, that Buyer may assign this Agreement and all of its rights hereunder, with respect to the Property, without Seller’s consent, to (i) any parent, affiliate or subsidiary of Buyer, (ii) any entity that is sponsored by an affiliate of Buyer, (iii) any entity that is owned or controlled, directly or indirectly, by Buyer or its present shareholders, principals or members.

11.1.2 In the event Buyer intends to assign its rights hereunder, Buyer shall send Seller written notice of its request at least three (3) Business Days prior to the Scheduled Closing Date, which notice shall include the legal name and structure chart of the proposed assignee and Buyer shall provide Seller any other relevant information that Seller may reasonably request with respect to the proposed assignee. Notwithstanding any provision in this Agreement to the contrary:

(a) Any permitted assignment by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, including those set forth in Section 4.2, Article 7 and Article 8, all of which will be binding upon any assignee of Buyer.

(b) No transfer by Buyer of any interest in this Agreement and no transfers of direct or indirect interests in Buyer shall be permitted if the same would cause the representations and warranties made in Section 7.1 to be untrue, inaccurate or incomplete and Buyer covenants to cooperate with Seller’s requests to provide the information and other documentation reasonably necessary or desirable for Seller to verify that such representations and warranties are true, accurate and complete at all times prior to Closing. If Buyer fails to provide the requested documentation to Seller at least ten (10) Business Days prior to the Scheduled Closing Date, then Seller shall have the right, at its election, to postpone the Scheduled Closing Date for a reasonable period until such verification has been made.

11.2 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

11.3 Integration; Waiver. This Agreement embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

11.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State, without regard to its principles of conflicts of law.

11.5 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

11.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.7 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.8 Notices. Any notices or other communications under this Agreement must be in writing, and shall be sent (i) by e-mail transmittal of pdf files or similar electronic means, followed by a hard copy sent by nationally known, prepaid overnight delivery service, (ii) by United States Postal Service, (iii) by any nationally known, prepaid overnight delivery service for next day delivery, or (iv) by delivery in person, in such each case to the address for each party set forth below. All notices shall be deemed to have been given upon receipt provided that such receipt occurs on or before 5:00 p.m. (EST) on a Business Day; otherwise, such notice shall be deemed to have been given on the next succeeding Business Day. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below. Any notice to be given by any party hereto may be given by the counsel for such party.

IF TO BUYER:

c/o Cantor Real Estate Investment Management Investments, LLC

110 East 59th Street

New York, New York 10022

Attention: Ken Carpenter

Telephone #: (212) 915-1939

E-Mail Address: kcarpenter@cantor.com

COPY TO:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: William X. Lang, Esq.

Telephone #: (212) 294-6896

E-Mail Address: wlang@winston.com

IF TO SELLER:

ADS Place Phase III, LLC

c/o The Georgetown Co.

500 Park Avenue, 10th Floor

New York, New York 10022

Attention: Jonathan E. Schmerin

Telephone #: (212) 409-9409

E-Mail Address: jschmerin@georgetownco.com

COPY TO:

The Georgetown Co.

500 Park Avenue, 10th Floor

New York, New York 10022

Attention: Michael F. Busch

Telephone #: (212) 409-9470

E-Mail Address: mbusch@georgetownco.com

COPY TO:

Polsinelli PC

150 North Riverside Plaza, Suite 3000

Chicago, Illinois 60606

Attention: Aaron O’Donnell

Telephone #: (312) 463-6213

E-Mail Address: aodonnell@polsinelli.com

11.9 Counterparts; Electronic Signatures. This Agreement and any subsequent amendments may be executed in several counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

11.10 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument against the Property or any portion thereof in connection herewith, and (b) to indemnify Seller against all Liabilities (inclusing reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 9.2.

11.11 Additional Agreements; Further Assurances. Each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, the execution and delivery of such documents shall not result in any material additional liability or cost to the executing party.

11.12 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any modification hereof or any of the Closing Documents.

11.13 Time of Essence. Time is of the essence with respect to the Closing and all of the provisions of this Agreement.

11.14 JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF MANHATTAN, STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND (b) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

11.15 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

11.16 RELEASES. WITH RESPECT TO ANY RELEASE SET FORTH IN THIS AGREEMENT RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT SUCH WAIVER AND RELEASE IS MADE WITH THE ADVICE OF COUNSEL AND WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE CONSEQUENCES AND EFFECTS OF SUCH RELEASE.

11.17 1031 Exchange. Either party shall have the right to complete a tax-deferred exchange with respect to the purchase and sale transaction contemplated by this Agreement, pursuant to Section 1031 of the Internal Revenue Code, and to assign this Agreement to an exchange accommodator or qualified intermediary for such purposes prior to the Closing. Each party acknowledges that such exchange accommodator or qualified intermediary shall not assume the obligations of the assigning party under this Agreement, and such assigning party shall remain liable to the other party for all of its obligations hereunder following any such assignment. Each party shall reasonably cooperate with the other party in connection with any such exchange by executing those documents reasonably necessary for the other party to complete such exchange, provided that (i) such cooperating party shall not incur any costs or expenses in connection therewith, and (ii) neither party shall have the obligation to extend the Closing to allow the other party to accomplish such exchange.

11.18 Acquisition of Equity Interests. Buyer shall have the right and option (the “SPE Option”), exercisable by delivery of written notice delivered to Seller at any time prior to Closing, to elect to effect the acquisition of the Property hereunder through the assignment to Buyer of all of the ownership interests in a newly-formed single purpose entity (an “SPE”) that will own the Property as of the Closing Date. Seller and Buyer acknowledge that any restructuring of the purchase of the Property hereunder will include (i) Seller forming a new SPE in a form and state of organization that is reasonably acceptable to Buyer and having a name of Buyer’s choosing, and contributing the Property to such SPE, by and/or through a wholly-owned subsidiary of Seller should Seller so choose, with both the formation of the entity and the contribution of the Property occurring on the date that is two (2) Business Days prior to Closing (the “Assignment Date”), (ii) Seller providing to Buyer any and all due diligence and other information reasonably requested by Buyer with regard to the SPE (and the conveyance of the Property to any such SPE), (iii) Buyer approving the forms of organizational documents of the SPE, (iv) the contribution of the Property to the SPE will occur by the delivery of the Deed (and other conveyance documents contemplated by this Agreement) by the Seller to the SPE and the recordation of the Deed in the appropriate land records, and the assignment to Buyer of all of the ownership interests in SPE would occur by the delivery at the Closing of an assignment instrument in the form of Exhibit J attached hereto (the “Assignment of Membership Interest”) from Seller to Buyer, and (v) Seller will cause all managers, officers and other authorized signatories of SPE to resign effective upon the Closing. If Buyer does not exercise the SPE Option, Buyer shall be responsible for all Liabilities resulting from Buyer’s failure to exercise the SPE Option, including, without limitation, any transfer tax liability that may become due in connection with the transfer of the Property to Buyer.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

ADS PLACE PHASE III, LLC, a Delaware limited liability company

By:	/s/ Jonathan E. Schmerin
Name:	Jonathan E. Schmerin
Title:	Authorized Signatory

BUYER:

CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a
Delaware limited liability company

By:	/s/ Steve Bisgay
Name:	Steve Bisgay
Title:	Chief Financial Officer